Careview 8-K
Exhibit 99.1

Press Release November 10, 2011

FOR IMMEDIATE RELEASE	SYMBOL: CRVW
November 10, 2011	TRADED: OTCQB

CAREVIEW COMMUNICATIONS, INC. NAMES NEW CHIEF FINANCIAL OFFICER

FOR IMMEDIATE RELEASE – November 10, 2011 -- Lewisville, TX -- CareView Communications, Inc. ("CareView" or the "Company") (OTCQB: CRVW), an information technology provider to the healthcare industry, announced today the naming of a new Chief Financial Officer upon the resignation of John R. Bailey.  On November 7, 2011, the Company accepted the resignation of John R. Bailey, former Chief Financial Officer, Vice President Finance, Secretary and Treasurer.  Mr. Bailey resigned to pursue other business opportunities and in order to provide a smooth transition, the Company and Mr. Bailey entered into a Separation Agreement and General Release ("Agreement").  The principal terms of the Agreement provide that Mr. Bailey tender his resignation in all capacities with the Company in exchange for payment of aggregate consulting fees of $120,000 and medical insurance premiums under an accompanying one-year Consulting Agreement.  Mr. Bailey's resignation was not a result of a disagreement with the Company on any matter relating to the Company's operations, policies or practices.

Upon accepting Mr. Bailey's resignation, the Company named Anthony P. Piccin as the Company's Chief Financial Officer, Vice President Finance, Secretary and Treasurer. From July 18, 2011 to November 7, 2011, Mr. Piccin served as Controller of the Company.  Mr. Piccin brings over 20 years of operational and financial experience in both public and private companies. From April 2006 to June 2011, Mr. Piccin served as Director of Accounting and Assistant Controller of ADT Security Services, formerly Broadview Security/Brinks Home Security, in Irving, Texas, where he was responsible for leadership, training/development and direction for a staff of 37, responsible for timely monthly accounting, accurate financial reporting per GAAP/SEC requirements, external auditor relations/quarterly review and year-end audit compliance, accounting policy and procedure, departmental SOX compliance and documentation, technical accounting research, maintenance of accounting systems, inventory and asset management control, accounts payable and vendor relationships.  He was a key contributor in the public company spin off from The Brinks Company and assisted with the Broadview rebranding effort.  From August 2003 to January 2006, Mr. Piccin served as Division Finance Director of Johnson Diversey in Irving, Texas, a $2 billion global sanitizing and hygiene products manufacturer/distributor and subsidiary of SC Johnson, where he was responsible for all financial aspects of a $50 million division.  From April 2001 to April 2004, Mr. Piccin served as director of Financial Services for Furniture Marketing Group in Dallas, Texas, a $120 million office furniture distributor.  From November1998 to March 2001, Mr. Piccin served as North American Controller, T-Mobile Account for Nokia, a $21 billion global wireless phone and network infrastructure manufacturer, where he was responsible for the more than $300 million annual sales and responsible for managing all financial aspects relating to revenue, accounts receivable, inventory, order backlog, costs of sales, annual budgeting, forecasting, financial analysis and year-end audit.   Mr. Piccin also served in financial management positions with Diebold of Dallas, Texas, a $1 billion global ATM and other self service bank products manufacturer, Bauer Corporation of Wooster, Ohio, a $20 million regional climbing products manufacturer, and Philips Medical Systems of Highland Heights, Ohio, a $1 billion global medical imaging equipment manufacturer.  Mr. Piccin began his accounting career as a Staff Auditor with Coopers & Lybrand in Cleveland, Ohio.  Mr. Piccin earned a BBA in Accounting in 1986 from University of Notre Dame where he attended on a full athletic scholarship for football.  Mr. Piccin is a Certified Public Accountant in the State of Ohio since November 1989.

About CareView Communications, Inc.
CareView has created a proprietary high-speed data network system that can be deployed throughout a healthcare facility using the existing cable television infrastructure.  This network supports CareView’s Room Control Platform and complementary suite of software applications designed to streamline workflow and improve value-added services offered to customers.  Real-time bedside monitoring and point-of-care video monitoring and recording improve efficiency while limiting liability, and entertainment packages and education enhance quality of stay.  This technology may also act as an interface gateway for other software systems and medical devices moving forward.  CareView is dedicated to working with all types of hospitals, nursing homes, adult living centers and selected outpatient care facilities domestically and internationally.  Corporate offices are located at 405 State Highway 121 Bypass, Suite B-240, Lewisville, Texas, 75067. Questions may be directed to Steve Johnson, President at (972) 943-6050. More information about the Company is available on the Company’s website at www.care-view.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy securities of CareView Communications, Inc. Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws.  Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future are forward-looking statements within the meaning of these laws.  The forward-looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties.  These statements are based on our current expectations and speak only as of the date of such statements.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.
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